Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Ritu Baral (212) 477-9007 ext. 25
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211 beyer@sambrown.com

GENAERA CORPORATION NAMES JOHN L. ARMSTRONG, JR.

CHIEF EXECUTIVE OFFICER

Plymouth Meeting, PA – January 25, 2006 – Genaera Corporation (Nasdaq: GENR) announced today that the Board of Directors has named John (Jack) L. Armstrong, Jr. as Chief Executive Officer (CEO) and President, effective immediately. In October 2005, Mr. Armstrong was appointed to serve as Interim Chief Executive Officer and President commencing January 1, 2006.

“We are so pleased that Jack has agreed to serve as CEO of Genaera,” said Zola P. Horovitz, Ph.D., Lead Director of the Board of Directors of Genaera. “Jack has a proven track record with the Company and has made outstanding contributions in terms of focusing the business and streamlining the clinical process for our lead product EVIZON™. This progress and commitment, added to his broad industry experience, made him a clear choice to lead the Company.”

Prior to joining Genaera, Mr. Armstrong served as CEO of Mills Biopharmaceuticals, a subsidiary of UroCor, Inc., and as Vice President of Business Development at UroCor. Mr. Armstrong was also President and Chief Operating Officer at Oread, Inc., a fully integrated contract research organization. Prior to that, he served in various executive positions, including as President of ENDO Laboratories and President of the global manufacturing/quality division at DuPont Merck Pharmaceutical Company. Mr. Armstrong also served in numerous roles of increasing responsibility in manufacturing operations at Merck, Sharp and Dohme, Stuart Pharmaceuticals and Marion Merrell Dow.

“This is an exciting time to lead Genaera,” said Jack Armstrong. “We have four promising products in clinical development, all in areas of unmet medical need, with our lead compound EVIZON™ advancing in ongoing pivotal trials. I look forward to continuing to build a strong, focused team to progress our clinical development programs and strengthen and grow the Company.”

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets.

The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically “wet” age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON(TM), may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON(TM) ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.